Exhibit 10.1

AGREEMENT REGARDING CONVERTIBLE NOTES

This AGREEMENT (this “Agreement”), dated as of April 29, 2020 and effective as of the Effective Date (as defined herein), is by and between VIVUS, INC., a Delaware corporation (the “Company”), and Icahn Enterprises Holdings L.P. (dba IEH Biopharma LLC), the holder of the Convertible Notes (as defined below) signatory hereto (the “Holder”).  Reference is hereby made to the Indenture, dated as of May 21, 2013 (as amended and supplemented, the “Indenture”), by and among the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) for the holders of the 4.50% Convertible Senior Notes Due 2020 (“Convertible Notes”) issued pursuant to the Indenture.  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Indenture.

RECITALS

WHEREAS, pursuant to the terms of the Indenture, the Convertible Notes shall mature on May 1, 2020 (the “Maturity Date”);

WHEREAS, the Company and the Holder are in discussions regarding a potential financial restructuring of the Company, including a potential prepackaged chapter 11 filing or the refinancing of the Convertible Notes held by the Holder;

WHEREAS, in furtherance of those discussions, the Company and the Holder agrees that the Holder shall receive payment of all accrued and unpaid interest with respect to its Convertible Notes in the amount of $3,828,712.50 (three million, eight hundred and twenty-eight thousand, seven hundred and twelve United States Dollars and fifty cents) (such payment, the “Interest Payment”) on the Maturity Date and that the applicable agreed upon Grace Period (as defined herein) shall apply to the payment of the $170,165,000.00 (one hundred and seventy million, one hundred and sixty-five thousand United States Dollars) principal amount of the Convertible Notes owed to the Holder on the Maturity Date (such payment, the “Principal Payment”) and further shall forbear from exercising any and all remedies available to the Holder with respect to receipt of the Principal Payment on the Maturity Date under the Indenture during the Grace Period on the terms and conditions set forth in this Agreement;

WHEREAS, on the Maturity Date, the Company intends to make all payments due in respect of the Convertible Notes to holders of such Convertible Notes other than the Holder; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, and subject to the terms and conditions hereof, the Company and the Holder agree as follows:

1.             Incorporation by Reference. The foregoing recitals are true and correct, and incorporated in this Agreement at length.

2.             Grace Period, Forbearance and Related Provisions.

(a)           Due and Payable. The Maturity Date will occur on May 1, 2020. On the Termination Date (as defined herein), all of the Obligations (as defined herein) shall be due and payable to the extent not previously paid.

(b)           Grace Period; Enforcement Actions.  The Holder hereby agrees that with respect to receipt of the Principal Payment a grace period (the “Grace Period”) shall apply beginning on the Maturity Date (the “Effective Date”) and ending automatically, without notice or other action, at the earliest to occur of (i) the time of the indefeasible payment in full in cash of all Obligations (as defined below) under the Convertible Notes pursuant to the terms of the Indenture, (ii) 11:59 p.m. (New York time) on June 1, 2020, which date may be extended by mutual, signed agreement of the Company and the Holder (which extension the Holder may choose not to agree to in its sole and absolute discretion), (iii) at the time of any breach or failure to fulfill or comply with any obligations under Section 5 hereof, (iv) the occurrence of any breach, Default or Event of Default under the Indenture not caused by or related to the failure to make the Principal Payment on the Maturity Date, or (v) as may otherwise be agreed by the Company and the Holder in a signed agreement (such time being referred to herein as the “Termination Date”).  The Holder further forbears from taking, and hereby directs the Trustee to forbear from taking, any of the “Enforcement Actions” on the Maturity Date and during the Grace Period.  “Enforcement Actions” shall mean any (1) commencement of judicial enforcement proceedings against the Company with respect to the payment of any Obligations with respect to the Convertible Notes or the Indenture on account of failure to make the Principal Payment on the Maturity Date, (2) declaration that any portion of the unpaid principal amount of outstanding Convertible Notes or any other Obligation with respect to the Convertible Notes or the Indenture is immediately due and payable on account of failure to make the Principal Payment on the Maturity Date, or (3) the exercise of any and all other remedies available to the Trustee or to the Holder under the Indenture or otherwise with respect to the Convertible Notes held by the Holder on account of failure to make the Principal Payment on the Maturity Date (but not any Obligations that may be owed to Deutsche Bank Trust Company Americas, as Trustee or in any other capacity it may have under the Indenture).  Defaulted Amounts (which shall include the Principal Payment commencing on the Effective Date) shall accrue interest under the Indenture until payment in full of all Obligations at the rate specified in Section 2.03(c) of the Indenture.  The Trustee shall not be obligated to issue a notice of Default pursuant to Section 6.10 of Indenture as a result of the failure of the Company to pay any of the Obligations or any notice related to the occurrence of the Termination Date.

(c)           Reservation of Rights; Acknowledgment.  The Holder expressly reserves the right to exercise, and to direct the Trustee to exercise, all remedies under the Indenture immediately upon the expiration or termination of the Grace Period, including, without limitation, the Enforcement Actions, in respect of any Event of Default then existing, or upon the occurrence and continuation of any Event of Default, whether during or after termination or expiration of the Grace Period.  The Company agrees the Holder has such right to exercise and direct without notice or further action upon the expiration or termination of the Grace Period.  Holder agrees the Trustee has no fiduciary duties to Holder under (but, other than as set forth in this Agreement retains the duties to Holder that are specifically set forth in) the Indenture, the Convertible Notes or this Agreement and that the Trustee shall not be obligated to exercise any rights or powers vested in it by the Indenture or take any action on behalf of Holder following an Event of Default under the Indenture without Holder’s written direction and without indemnity and/or security satisfactory to Trustee as provided for in the Indenture. Nothing in this Agreement shall be deemed to constitute a waiver of any right, remedy, or cause of action that the Trustee and any holder of Convertible Notes may now have or be able to enforce or may have or be able to enforce in the future under or in connection with the Indenture, the Company, or otherwise.  From and after the Termination Date, the Holder and the Trustee shall be entitled to enforce the Convertible Notes and Indenture according to the original terms thereof. The Company acknowledges and agrees that (a) it will not assert and hereby forever waives any right to assert that the Holder is obligated in any way to continue after the Termination Date to forbear from enforcing any rights or remedies (including directions to the Trustee), and (b) the Holder and the Trustee are not under any commitment of any kind with respect to reaching any agreement as to any amendment of the Convertible Notes or Indenture, any transaction involving a financial or other restructuring of the Company, or otherwise owe any obligation of any kind to Company with respect to the Convertible Notes or Indenture.

(d)           Prior Understandings.  This Agreement sets forth the entire understanding relating to the Grace Period and the forbearance from taking Enforcement Actions, and supersedes all prior understandings and agreements, written or oral, with respect to such Grace Period or forbearance.

3.             Representations and Warranties by the Company.

The Company hereby represents and warrants to the Holder and the Trustee as of the date hereof as follows:

(a)           Existence.  The Company is a corporation existing under the laws of the State of Delaware, with the power under the Delaware General Corporation Law and its certificate of incorporation and bylaws to execute, deliver and perform its obligations under this Agreement.

(b)           Execution and Delivery.  This Agreement has been validly executed and delivered by the Company.

(c)           Authorization; No Conflicts; No Consent.  The Company’s execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary action on the part of the Company, (ii) does not (A) contravene, breach or conflict with the Company’s constituent or organizational documents or (B) violate any applicable requirement of law or any order, material contract concerning operations, or undertaking to which the Company or any of its subsidiaries is a party or by which any of their properties is or may be bound, and (iii) does not and will not require either consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Company, or any other person or entity, which has not already been obtained.

(d)           Enforceability.  This Agreement is the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.             Representations and Warranties by the Holder.

The Holder hereby represents and warrants to the Company and the Trustee as of the date hereof as follows:

(a)           Execution and Delivery.  This Agreement has been validly executed and delivered by the Holder.

(b)           Ownership.  The Holder (i) is the owner of the aggregate principal amount of Convertible Notes under the Indenture set forth below its name on the signature page hereto, and/or (ii) has, with respect to the beneficial owners of such Convertible Notes, (A) sole investment or voting discretion with respect to such Convertible Notes, (B) full power and authority to vote on and consent to matters concerning such Convertible Notes, and (C) full power and authority to bind or act, on the behalf of, such beneficial owners.

(c)           Authorization; No Conflicts; No Consent.  The Holder’s execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary action on the part of the Holder, (ii) does not (A) contravene, breach or conflict with the Holder’s constituent or organizational documents or (B) violate any applicable requirement of law or any order, material contract concerning operations, or undertaking to which the Holder or any of its subsidiaries is a party or by which any of their properties is or may be bound, and (iii) does not and will not require either consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Holder, or any other person or entity, which has not already been obtained.

(d)           Enforceability.  This Agreement is the legal, valid and binding obligation of the Holder and is enforceable against the Holder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.             Further Covenants by the Company.

(a)           On the Maturity Date, (i) the Company shall make all payments (including principal and interest) due in respect of the Convertible Notes to holders of such Convertible Notes other than the Holder, (ii) the Company shall pay the Interest Payment to the Holder, (iii) the Holder shall constitute the sole remaining holder of Convertible Notes under the Indenture, with such notes as held by the Holder or any of its affiliates in physical form, and (iv) the Company shall pay the Trustee its fees and expenses (including its documented counsel’s fees and expenses) related to this Forbearance Agreement.

(b)           From the date of this Agreement until the Termination Date, the Company, its affiliate entities, its subsidiary entities, and/or its agents shall not (i) directly or indirectly, solicit, initiate, negotiate, consummate or encourage any proposals or offers from any other person or entity relating to a transaction involving a financial or other restructuring of the Company or any of its subsidiaries, or any Alternative Transaction, and the Holder shall have the exclusive right to consummate, negotiate and execute definitive terms of any such financial or other restructuring, or Alternative Transaction (as defined below), (ii) offer, issue, award, sell or transfer any of its debt or equity securities, or rights or interests therein (including, but not limited to, convertible debt, contingent or phantom rights, options, warrants, incentive units, profits interests, or other interests) in any public or private offering, sale, or otherwise, or (iii) rescind, cancel, modify, supplement, or replace its Preferred Stock Rights Agreement dated as of December 30, 2019, or execute or implement any agreement, plan or document with terms or intent similar thereto. In the event of any breach of any of clauses (i), (ii) or (iii) of this paragraph after the date hereof and prior to the expiration of the Grace Period, the Company shall promptly remit to the Holder $5,000,000.00 (five million United States Dollars) in cash and if not paid such amount shall be added to the principal amount of the Convertible Notes and the Obligations then outstanding at the Holder’s option.

(c) The Company or any of its subsidiary or affiliate entities shall not (i) commence a case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiary or affiliate entities or any of their debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any of its subsidiary or affiliate entities or any substantial part of any of their property, (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) make a general assignment for the benefit of creditors, (iv) fail generally to pay its debts as they become due (other than ordinary course disputes on payables), or (v) fail to obtain an order from a court of competent jurisdiction enjoining for a period of time that extends beyond the Grace Period any enforcement or collection actions of a secured creditor within 10 days of the commencement thereof.

“Alternative Transaction” means any (A) direct or indirect issuance, acquisition, purchase, sale, or transfer of any debt or equity securities or right or interest therein, (B) recapitalization, financing, refinancing, restructuring, bankruptcy, merger, consolidation, sale of all or any portion of assets outside the ordinary course of business, liquidation, dissolution, or similar action or transaction, or (C) other action, transaction or agreement which would reasonably be expected to materially interfere with, delay, or prevent a potential financial restructuring with the consent of the Holder, as to each, applicable to or involving any of the Company or any of its subsidiary or affiliate entities individually or in the aggregate.  Postpetition financing for a case under chapter 11 of title 11 of the United States Code shall not constitute an “Alternative Transaction” in the event that, during the Grace Period, good faith negotiations have occurred with any secured creditor for the use of cash collateral to minimize or eliminate the need for any postpetition financing, any postpetition financing does not refinance or pay (in full or in part) pre-existing indebtedness, and the Holder has refused to provide postpetition financing on reasonable and market terms for debtor-in-possession financing.

6.             Ratification.  The Company hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Indenture and the Convertible Notes (the “Obligations”), (ii) agrees and acknowledges that the Obligations with respect to the Convertible Notes and the Indenture constitute legal, valid and binding obligations of the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and that (x) no offsets, recoupments, defenses or counterclaims of any nature whatsoever to the Obligations with respect to the Convertible Notes or the Indenture or any other causes of action with respect to the Obligations with respect to the Convertible Notes or the Indenture exist and (y) no portion of the Obligations with respect to the Convertible Notes or the Indenture is subject to avoidance, disallowance, recharacterization, reduction, offset, recoupment or subordination, (iii) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Indenture, and (iv) agrees that neither such ratification and reaffirmation, nor any noteholder’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation with respect to any subsequent modifications, consent or waiver with respect to the Indenture or the Convertible Notes.  The Company acknowledges and agrees that the Convertible Notes and the Indenture shall continue in full force and effect and that all of its obligations thereunder are valid and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and shall not be impaired or limited by the execution or effectiveness of this Agreement.

7.             General Release.  In consideration of, among other things, the forbearance provided for herein, the Company, on behalf of itself, its affiliate and subsidiary entities, and/or any of their agents, forever waives, releases, and discharges any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses, and damages that it now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, that arise under or relate to any of the Convertible Notes, the Indenture, this Agreement, or Company’s rights or obligations under any of the foregoing (collectively, “Claims”), against the Holder or any of its current or former affiliates as of the Maturity Date, the Trustee, any of their subsidiary and affiliate entities, and any of their successors, assigns, officers, directors, employees, agents, attorneys, and other representatives, based in whole or in part on facts, whether or not known, existing on, or prior to the date of this Agreement.  The Holder may enforce the release of any of its current or former affiliates as of the Maturity Date.  The provisions of this Section 7 shall survive the termination of the Convertible Notes and Indenture and payment in full of the Obligations.

8.             Relating to the Indenture and the Trustee. The Company and the Holder hereby agree, and the Trustee by its acknowledgement hereof acknowledges, that (i) the Indenture shall remain in full force and effect on and after the Maturity Date until payment in full on the Convertible Notes and all other obligations thereunder have been satisfied and discharged in accordance with Section 3.01 of the Indenture, and (ii) upon and following the execution of this Agreement and until the Indenture has been satisfied and discharged in accordance with Section 3.01 of the Indenture, Deutsche Bank Trust Company Americas shall continue to act as Trustee and each of its other capacities under the Indenture and shall be entitled to all of its rights, privileges, protections, indemnities and immunities provided for therein, including the Trustee’s rights under Section 6.05 of the Indenture with respect to monies as a result of any action pursuant to Article 6 of the Indenture or an Enforcement Action hereunder.

9.             Miscellaneous.

(a)           Effect.  This Agreement is limited to the specific and express purpose for which it is granted as between the Company and the Holder and shall not be construed as a consent, waiver, amendment or other modification with respect to any term, condition or other provision of the Indenture or otherwise adversely affect the right of any holder of the Convertible Notes that is not a Holder.

(b)           Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.  This Agreement may also be executed by facsimile and each facsimile signature hereto shall be deemed for all purposes to be an original signatory page.

(d)           APPLICABLE LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(e)           Consent to Jurisdiction and Venue.  The Company agrees that if it commences a case under chapter 11 of title 11 of the United States Code, that venue is proper in the United States Bankruptcy Court for the District of Delaware, and that the Company shall file such case with the United States Bankruptcy Court for the District of Delaware.

(f)            Amendment.  No amendment, modification, rescission, waiver, or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Company and the Holder (as well as the Trustee solely to the extent its rights are impaired).

(g)           Section Titles.  The section titles contained in this Agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement.

(h)           Reaffirmation.  Subject to the Grace Period and forbearance provided for in this Agreement, the Company hereby reaffirms each and every covenant, condition, obligation, and provision set forth in the Indenture and Convertible Notes.

(i)            Integration; Waivers.  This Agreement, the Indenture, the Convertible Notes and the other written agreements, instruments, and documents entered into in connection therewith set forth in full the terms of agreement with respect to the subject matter thereof and are intended as the full, complete and exclusive contract governing the relationship with respect thereto, superseding all other discussions, promises, representations, warranties, agreements, and understandings with respect thereto.

(j)            Third Party Beneficiary.  The Trustee is an express third party beneficiary of the provisions of this Agreement.

* * * *

IN WITNESS WHEREOF, the signatories hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

THE COMPANY:

VIVUS, INC.

By:	/s/ John Amos
Name: John Amos
Title: Chief Executive Officer

[Signatures Continue on Following Pages]

THE HOLDER:

ICAHN ENTERPRISES HOLDINGS L.P. (DBA IEH BIOPHARMA LLC)

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Authorized Signatory

Principal Amount of 4.50% Senior Convertible Notes:	$170,165,000.00 (one hundred and seventy million, one hundred and sixty-five thousand United States Dollars)

ACKNOWLEDGED:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Jeffrey Schoenfeld
Name: Jeffrey Schoenfeld
Title: Vice President